Exhibit 99

        CDI CORP. REPORTS THIRD QUARTER 2006 NET EARNINGS INCREASE 46.2%
                             AND ANNOUNCES DIVIDEND

    PHILADELPHIA, Oct. 26 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the third quarter and announced a quarterly cash dividend.

    For the quarter ended September 30, 2006, the company reported net earnings of $6.1 million, or $0.30 per diluted share, on revenues of $322.5 million. Total third quarter revenue increased 11.0% compared to $290.5 million for the third quarter of 2005 and net earnings increased 46.2% compared to the year-ago quarter. The company also announced a quarterly dividend of $0.11 per share to be paid on November 22, 2006 to all shareholders of record as of November 8, 2006.

    "Solid year-over-year revenue growth in the third quarter was driven by continued strength in our clients' capital spending as well as by generally steady demand for permanent and contingent hiring," said President and Chief Executive Officer Roger H. Ballou. "We were pleased that our variable contribution margin was 10.9% indicating sound execution of our business model."

    Business Segment Discussion

    The Business Solutions segment reported a strong 11.8% gain in revenue on a year-over-year basis as capital expenditures by clients drove revenue in most vertical markets. Operating profit increased 41.9% over the year-ago quarter.

    U.K.-based AndersElite reported robust revenue growth of 19.8% (or 15.1% on a constant currency basis) versus the comparable period last year driven by continued demand for skilled contract and permanent professionals in the U.K. infrastructure marketplace. Operating profit climbed by 11.3% on a year-over-year basis (or 6.8% on a constant currency basis) even as investment in new offices continued.

    Todays Staffing year-over-year revenue declined 4.9% largely due to reductions in mortgage processing business and large account billable hours. Operating profit declined 32.9% versus the previous year due to the above- noted revenue decline and continuing gross margin pressure.

    Management Recruiters International, Inc. year-over-year revenue increased by 12.5% reflecting solid growth in staffing revenue and franchise sales, and modestly improved domestic royalty results. Year-over-year operating profit increased by 48.4% driven by the above-mentioned factors and effective cost control initiatives.

    Corporate Summary

    CDI ended the quarter with approximately $18.9 million in cash and cash equivalents and no debt, compared to $14.4 million in cash and $3.8 million in short-term debt at the end of the second quarter. Corporate expenses declined to 1.4% of revenue for the quarter reflecting effective cost control programs.

    Business Outlook

    "We are pleased with our operating performance this quarter and with the year-over-year growth in operating profit margin from 2.4% to 3.2%. Our management team is focused on, over time, achieving operating profit margins of 5%," said Ballou. "We believe that we can achieve this goal through continued revenue growth and through effective execution of our business model which can generate low to mid-teen variable contribution margins.

    "Looking ahead, we anticipate year-over-year revenue growth of 6% to 8% in the fourth quarter with full year revenue growth in the expected range of 10% to 12%. A broad look at our pipeline of new business and overall economic forecasts indicate the possibility of 7% to 9% revenue growth in 2007 versus 2006. We also believe that we can continue to deliver 11% to 13% variable contribution margin on this revenue growth in 2007."

    Financial Tables Follow

    Conference Call/Webcast

    CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com. An online replay will be available at http://www.cdicorp.com for 14 days after the call.

    Company Information

    Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating units include CDI Business Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI at http://www.cdicorp.com.

                  Caution Concerning Forward-Looking Statements

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements depending on a variety of factors, including the following: changes in general economic conditions and levels of capital spending by customers in the industries we serve; possible inaccurate assumptions or forecasts regarding the bill rate, profit margin, duration of assignment and utilization rate applicable to our billable personnel; competitive market pressures; the availability of qualified labor; changes in customers' attitudes towards outsourcing; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; our ability to pass on to customers increases in our costs (such as those relating to workers' compensation insurance or which may arise from regulatory requirements); our performance on our customer contracts; the possibility of our incurring liability for our activities, including the activities of our temporary employees; adverse consequences arising out of the previously disclosed U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to the staffing industry. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K 's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise.

                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)

                             For the three months ended                    For the nine months ended
                                    September 30,                                September 30,
                            ----------------------------     June 30,     ---------------------------
                                2006            2005           2006           2006           2005
                            ------------    ------------   ------------   ------------   ------------
Revenues                    $    322,451    $    290,530   $    314,478   $    944,260   $    842,860

Cost of services                 247,597         222,395        242,170        726,527        647,694

Gross profit                      74,854          68,135         72,308        217,733        195,166

Operating and
 administrative
 expenses                         64,447          61,207         64,049        191,233        178,852
Gain on sale of
 asset                                 -               -              -              -           (420)

Operating profit                  10,407           6,928          8,259         26,500         16,734

Other (expense)
 income, net                         (42)             45           (697)          (576)           291

Earnings before
 income taxes                     10,365           6,973          7,562         25,924         17,025

Income tax expense                 4,263           2,800          2,108          9,462          6,540

Net earnings                $      6,102    $      4,173   $      5,454   $     16,462   $     10,485

Diluted earnings per
 share                      $       0.30    $       0.21   $       0.27   $       0.82   $       0.53

Diluted number of
 shares (000)                     20,102          19,972         20,128         20,079         19,907

                              Sept. 30,       June 30,       Dec. 31,       Sept. 30,
                                2006            2006           2005           2005
                            ------------    ------------   ------------   ------------
Selected Balance
 Sheet Data:
Cash and cash
 equivalents                $     18,882    $     14,447   $     13,407   $     12,284

Accounts receivable, net    $    265,506    $    257,453   $    232,365   $    229,630

Current assets              $    301,316    $    287,883   $    259,755   $    254,777

Total assets                $    420,308    $    408,324   $    379,494   $    373,649

Current liabilities         $    118,787    $    113,483   $     97,766   $     95,959

Shareholders' equity        $    293,366    $    285,673   $    271,478   $    270,837

                             For the three months ended                    For the nine months ended
                                    September 30,                                September 30,
                            ----------------------------     June 30,     ---------------------------
                                2006            2005           2006           2006           2005
                            ------------    ------------   ------------   ------------   ------------
Selected Cash Flow
 Data:
Depreciation expense        $      2,687    $      2,547   $      2,543   $      7,740   $      7,610

Capital expenditures        $      2,991    $      5,682   $      2,728   $      8,790   $     12,195

Dividends paid              $      2,202    $      2,175   $      2,196   $      6,582   $      6,515

 Free cash flow for
  the quarter ended
  September 30, 2006
  is shown below:

      Net cash
       provided by
       operating
       activities           $     13,012
      Less: capital
       expenditures               (2,991)
      Less:
       dividends
       paid                       (2,202)

Free cash flow for
 the quarter ended
 September 30, 2006         $      7,819

                             For the three months ended                    For the nine months ended
                                    September 30,                                September 30,
                            ----------------------------     June 30,     ---------------------------
                                2006            2005           2006           2006           2005
                            ------------    ------------   ------------   ------------   ------------
Selected Earnings
 and Other Financial
 Data:
Revenues                    $    322,451    $    290,530   $    314,478   $    944,260   $    842,860

Gross profit                $     74,854    $     68,135   $     72,308   $    217,733   $    195,166

Gross profit margin                 23.2%           23.5%          23.0%          23.1%          23.2%

Operating and
 administrative
 expenses as a
 percentage of
 revenue                            20.0%           21.1%          20.4%          20.3%          21.2%

Corporate expenses          $      4,458    $      4,459   $      4,629   $     14,111   $     12,690
Corporate expenses
 as a percentage of
 revenue                             1.4%            1.5%           1.5%           1.5%           1.5%

Operating profit
 margin                              3.2%            2.4%           2.6%           2.8%           2.0%

Effective income tax
 rate                               41.1%           40.2%          27.9%          36.5%          38.4%

After-tax return on
 shareholders'
 equity (a)                          7.0%            2.5%           6.4%

Pre-tax return on
 net assets (b)                     11.7%            4.1%          10.8%

Variable
 contribution
 margin (c)                         10.9%           19.1%           7.1%          9.63%          2.42%

                             For the three months ended                    For the nine months ended
                                    September 30,                                September 30,
                            ----------------------------     June 30,     ---------------------------
                                2006            2005           2006           2006           2005
                            ------------    ------------   ------------   ------------   ------------
Selected Segment
 Data (d):
Business Solutions
Revenues                    $    209,643    $    187,518   $    206,662   $    619,852   $    551,023
Gross profit                      40,301          36,138         38,832        118,701        103,218
Gross profit margin                 19.2%           19.3%          18.8%          19.1%          18.7%

Operating profit                   7,439           5,244          6,100         21,277         12,866
Operating profit
 margin                              3.5%            2.8%           3.0%           3.4%           2.3%

AndersElite
Revenues                    $     58,639    $     48,934   $     51,623   $    158,848   $    137,438
Gross profit                      14,938          12,294         13,488         40,353         34,522
Gross profit margin                 25.5%           25.1%          26.2%          25.4%          25.1%

Operating profit                   2,706           2,431          1,901          5,724          4,950
Operating profit
 margin                              4.6%            5.0%           3.7%           3.6%           3.6%

Todays Staffing
Revenues                    $     36,546    $     38,418   $     39,791   $    115,791   $    109,420
Gross profit                       8,625           9,357          9,610         27,328         27,123
Gross profit margin                 23.6%           24.4%          24.2%          23.6%          24.8%

Operating profit                     651             970          1,375          2,750          1,032
Operating profit
 margin                              1.8%            2.5%           3.5%           2.4%           0.9%

Management
 Recruiters
 International
Revenues                    $     17,623    $     15,661   $     16,402   $     49,769   $     44,979
Gross profit                      10,990          10,346         10,378         31,351         30,303
Gross profit margin                 62.4%           66.2%          63.3%          63.0%          67.2%

Operating profit                   4,069           2,742          3,512         10,860         10,156
Operating profit
 margin                             23.1%           17.5%          21.4%          21.8%          22.6%

                             For the three months ended                    For the nine months ended
                                    September 30,                                September 30,
                            ----------------------------     June 30,     ---------------------------
                                2006            2005           2006           2006           2005
                            ------------    ------------   ------------   ------------   ------------
 Business Solutions
  Revenue by
  Vertical:
CDI Process and
 Industrial                 $     93,331    $     85,286   $     90,775   $    274,772   $    252,015
CDI Information
 Technology Services              78,323          67,097         77,744        229,521        196,417
CDI Aerospace                     20,616          20,782         20,828         64,250         61,566
CDI Government
 Services                         14,188          12,025         14,438         42,774         34,574
CDI Life Sciences                  3,185           2,328          2,877          8,535          6,451

Total Business
 Solutions Revenue          $    209,643    $    187,518   $    206,662   $    619,852   $    551,023

(a)  Current quarter combined with the three preceding quarters' net earnings or
     (loss) divided by the average shareholders' equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings or (loss) divided by the average net assets. Net assets include total assets minus total liabilities excluding cash and income tax accounts.

(c) Year-over-year change in operating profit divided by year-over- year change in revenue.

(d) Commencing January 1, 2006, the company changed its method of allocating certain support services expenses to the business segments. The operating profit for the three and nine-month periods ended September 30, 2005 has been revised for comparative purposes.

SOURCE  CDI Corp.
    -0-                             10/26/2006
    /CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, or Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, or Mark.Kerschner@cdicorp.com, both of CDI Corp./
    /Web site:  http://www.cdicorp.com /
    (CDI)